Exhibit 99.1

      Take-Two Interactive Software, Inc. Reports Fourth Quarter
                  and Fiscal 2003 Financial Results

    NEW YORK--(BUSINESS WIRE)--Dec. 18, 2003--Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced record financial results for its fourth quarter and fiscal year ended October 31, 2003.
    Net sales for the fourth quarter ended October 31, 2003 were $278.5 million, a 28% increase over $218.4 million for the same period a year ago. Net income for the quarter of $26.6 million represented an increase of 19% compared to $22.3 million last year, with diluted net income per share of $0.59, a 9% increase over $0.54 last year.
    Net sales for the fiscal year ended October 31, 2003 were $1.04 billion, a 31% increase over $795.0 million in fiscal 2002. Net income of $100.0 million represented an increase of 40% compared to $71.6 million last year, with diluted net income per share of $2.31, compared to $1.81, an increase of 28%.

    Guidance

    For the first quarter ending January 31, 2004, Take-Two is reiterating its net sales guidance of $412 million, but is reducing its diluted net income per share guidance from $1.21 to $1.10. For the fiscal year ending October 31, 2004, Take-Two is reiterating its net sales guidance of $1.18 billion, but is reducing its diluted net income per share guidance from $2.68 to $2.60. Take-Two is issuing initial guidance for the second quarter ending April 30, 2004 of $218 million in net sales and $0.41 of diluted net income per share.

    Liquidity and Selected Balance Sheet Items

    As expected, Take-Two operated in a cash flow deficit position of approximately $44 million for the quarter. Operating cash flow for the fiscal year ended October 31, 2003 was approximately $81 million. Working capital was $351 million at October 31, 2003, as compared with $197 million at the same time a year ago. The Company had more than $183 million in cash as of October 31, 2003, as compared to $108 million in cash at October 31, 2002.

    Publishing Highlights - Fourth Quarter

    In its fourth quarter of fiscal 2003, Take-Two's Rockstar Games publishing label launched Max Payne 2: The Fall of Max Payne for the PC, the sequel to the hit franchise that debuted in 2001. Rockstar extended the success of its blockbuster Grand Theft Auto franchise by releasing the Grand Theft Auto Double Pack for the PlayStation(R)2, consisting of Grand Theft Auto 3 and Grand Theft Auto: Vice City, in both North America and Europe. In addition, under a license agreement with Rockstar, Capcom Co., Ltd. released Grand Theft Auto 3 for the PlayStation(R)2 and PC in Japan. According to Enterbrain Inc., the parent company of Weekly Famitsu, Grand Theft Auto 3 has sold approximately 300,000 copies as of the week ending December 7, 2003, making it one of the most successful debuts of a Western video game in Japan.
    The Company's Gathering label shipped Railroad Tycoon 3 and Hidden & Dangerous 2, sequels to the popular franchises, and Space Colony, a new title, all for the PC. The Company also shipped Conflict: Desert Storm II and Starsky & Hutch, both in North America only, for PlayStation(R)2, PC and Xbox(TM); Ford Racing 2 for PlayStation(R)2 and Xbox(TM) in North America only; MTV's Celebrity Deathmatch for PlayStation(R)2, PC, Xbox(TM) and PlayStation(R); and Ford Truck Mania for PlayStation(R). The Company also launched the PlayStation(R)2 Greatest Hits version of Conflict: Desert Storm, bringing Take-Two's catalog of Greatest Hits products for PlayStation(R)2 to six titles.

    Publishing Highlights - First Quarter

    In its first quarter of fiscal 2004, Rockstar Games shipped the Grand Theft Auto Double Pack for the Xbox(TM) in North America; Max Payne 2: The Fall of Max Payne for PlayStation(R)2 and Xbox(TM); Manhunt for PlayStation(R)2; and Max Payne for the Game Boy(R) Advance in North America. The Company also launched the Xbox Platinum Hits version of Conflict: Desert Storm. Rockstar will ship the Grand Theft Auto Double Pack for Xbox(TM) in Europe on January 2nd. Gathering expects to ship Mafia for PlayStation(R)2 and Xbox(TM) in late January.
    Also in its first quarter, Take-Two completed the acquisition of TDK Mediactive, Inc., a California based publisher of videogames based on popular licensed properties, including The Haunted Mansion, Pirates of the Caribbean, The Land Before Time, Robotech, The Muppets and Corvette. Upon closing, TDK Mediactive was renamed Take-Two Licensing. Products planned for the first quarter from TDK's portfolio include Star Trek(TM): Shattered Universe for PlayStation(R)2 and Xbox(TM).
    To streamline Take-Two's publishing operations, the Company has reorganized and consolidated its publishing business into the following three labels: Rockstar Games, Gathering and Global Star. Rockstar will continue to focus on premium priced, groundbreaking entertainment. Gathering, which has historically focused on PC titles, with only a small selection of console products, will now serve as the publisher of all mid-priced and non-Rockstar premium priced products on the PC, console and handheld platforms. Global Star will publish PC, console and handheld titles that retail for $19.99 and below. The Gotham Games label has been phased out. Gotham's catalog of products, along with TDK's licensed product portfolio, will be published by either Gathering or Global Star, depending upon the price point of the title. Global Star's products will be sold exclusively through our Jack of All Games' sales force, further strengthening Jack of All Games' dominant position in the value-priced product category. In addition, Jack of All Games' United States and Canadian distribution operations will be consolidated operationally to extend the reach of our domestic value console business into Canada.

    Future Publishing Highlights

    Rockstar is pleased to announce Red Dead Revolver from Rockstar San Diego, the developers of Rockstar Games' best-selling Midnight Club and Smuggler's Run franchises. As a major new franchise from Rockstar Games, Red Dead Revolver is a stylish, western themed, gun-fighting extravaganza intended for release on the PlayStation(R)2 and Xbox(TM) in the second fiscal quarter. Additionally, Rockstar looks forward to the expected March release of Grand Theft Auto: Vice City for PlayStation(R)2 and PC in Japan, under a license agreement with Capcom Co., Ltd.
    As previously announced, Rockstar also expects to introduce The Warriors(TM), a new title based on the Paramount Pictures feature film. The release date of the title has been moved from the second fiscal quarter to the third fiscal quarter. Additional Rockstar products planned for fiscal 2004 include the next installment in the Grand Theft Auto franchise, which will be released in the fourth fiscal quarter. Rockstar also plans to release Manhunt for Xbox(TM) and the PC as well as an extension of the Grand Theft Auto franchise for the Game Boy(R) Advance during fiscal 2004.
    Gathering's lineup includes Vietcong: Fist Alpha, an add-on to the popular Vietcong, and Vietcong: Purple Haze which will include Vietcong and Fist Alpha together; Destruction Derby Arena on PlayStation(R)2, the next generation installment to the successful PlayStation(R) franchise, Destruction Derby, complete with full online playability; a sequel to the popular Hidden & Dangerous franchise, and the introduction of several new properties from Gathering's distribution arrangement with Destineer Publishing. Titles planned for release under the Gathering label from TDK's portfolio include Robotech and Spy vs Spy.
    Global Star is focusing on building strong, aggressively-priced game franchises primarily for the console systems, across various popular genres including racing, sports and action games. Global Star's lineup of original sports and racing titles includes Carve, a personal watercraft based racing game for the Xbox(TM), with online racing capability on Xbox(TM) Live, as well as Motocross Mania 3, the latest in the top selling Motocross Mania franchise, and a new console release in the successful Virtual Pool franchise. Global Star is also extending the recently acquired Army Men franchise with Army Men:
Sarge's War for PlayStation(R)2 and Xbox(TM). Additionally, Global Star will release sports and racing console products from TDK's portfolio including Corvette and the PlayStation(R)2 title UFC: Sudden Impact(TM).

    Distribution Highlights

    The Company's Jack of All Games subsidiary, the leading North American distributor of videogame software, achieved record financial results in the fourth quarter and fiscal year, with fourth quarter net sales more than doubling over the comparable period last year. Jack of All Games continues to capitalize on the growing installed base of hardware and proliferation of software titles and outlets to purchase software by emphasizing sales of both exclusive and non-exclusive mid and budget-priced software to its expanding customer base.
    Jack of All Games has been successful in increasing its market share as a value-added distributor due to its extensive assortment of products for all platforms other than the PC. They have also established a particularly strong presence in the budget segment of the business due to their expanding portfolio of value-priced products and their expertise in selling these titles. During the fourth quarter, Jack of All Games continued to leverage this strategy, serving as the exclusive distributor of various Take-Two value-priced published products, including Starsky & Hutch, MTV's Celebrity Deathmatch, Ford Racing 2 and Ford Truck Mania.

    Management

    In November, Trevor Drinkwater was appointed to the new position of Chief Operating Officer. Trevor joined the Company from Warner Home Video, where he held several senior positions, including Senior Vice President of Sales. At Warner Home Video, Trevor was responsible for sales; sales service, including sales planning and analysis; customer service and vendor managed inventory programs with major retailers. Prior to Warner Home Video, Trevor was with Nestle Waters, formerly known as The Perrier Group of America, where he served as General Manager of the Western Region.
    Jeffrey Lapin, Chief Executive Officer, commented, "Trevor's 15 years of senior management experience in sales and operations will be a valuable resource to Take-Two as we continue to expand our publishing and distribution operations, both domestically and internationally. His disciplined, analytical approach to the business will provide additional structure needed to further extend Take-Two's success."

    Update on Securities and Exchange Commission Investigation

    Take-Two is providing an update in regard to its previously announced Securities and Exchange Commission investigation. The Company has received a Wells Notice from the staff of the SEC stating the staff's intention to recommend that the SEC bring a civil action seeking an injunction and monetary damages against the Company alleging that the Company violated certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The proposed allegations stem from the Company's previously disclosed SEC investigation into, among other things, certain accounting matters related to the Company's financial statements, periodic reporting and internal accounting control provisions. The Company's Chairman, an employee and two former officers of the Company also received Wells Notices.
    The SEC has also raised certain issues regarding the Company's application of SFAS 48 "Revenue Recognition When Right of Return Exists" and its impact on the Company's revenue recognition policies as set forth in the Company's current and historical financial statements, as well as guidance. The Company's guidance does not include any potential monetary penalties associated with the investigation. The Company believes that its revenue recognition policies, including the application of SFAS 48, as set forth in such financial statements are in accordance with generally accepted accounting principles. If the Company is unable to satisfactorily resolve this issue with the SEC, it would result in a change in the timing of the recording of revenue in historical, current and future financial statements.
    The Company has initiated discussions with the Commission to address the issues raised in the Wells Notice.

    Management Comments

    Mr. Lapin concluded, "We believe that with Rockstar's portfolio of blockbuster franchises and highly anticipated new brands as a foundation, and Gathering's exciting lineup of proprietary and licensed properties, along with Global Star's value priced products incorporating mass market, licensed and children's titles, we have the most compelling and diversified product pipeline in Take-Two's history. Our Jack of All Games' distribution business has continued to capture increasing market share while improving profitability. Combined with exceptional success in the low priced, budget segment of the industry, Jack of All Games provides incremental visibility and predictability to our business model. In summary, we have all the elements in place to extend our success as a leader in the interactive entertainment industry."

    Conference Call

    Take-Two will host a conference call today at 8:30 am Eastern Time to review its results for the fourth quarter and fiscal year ended October 31, 2003 and to discuss its outlook. A live webcast of the call is available by visiting www.take2games.com, and a replay of the call will be archived through the close of business on Wednesday, December 24, 2003.

    About Take-Two Interactive Software

    Headquartered in New York City, Take-Two Interactive Software, Inc. is an integrated global developer, marketer, distributor, and publisher of interactive entertainment software games and accessories for the PC, PlayStation(R) game console, PlayStation(R)2 computer entertainment system, Xbox(R), Nintendo GameCube(TM) and Game Boy(R) Advance. The Company publishes and develops products through its wholly owned subsidiary labels: Rockstar Games, Gathering, Global Star and Joytech. The Company maintains sales and marketing offices in Cincinnati, New York, Toronto, London, Paris, Munich, Vienna, Milan, Sydney, Amsterdam and Auckland. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

    All trademarks and copyrights contained herein are the property of their respective holders.

    Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These important factors are described in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2002 and on Form 10-Q for the quarter ended July 31, 2003.


TAKE-TWO INTERACTIVE SOFTWARE, INC. and SUBSIDIARIES
Consolidated Condensed Statements of Operations
For the three and twelve months ended October 31, 2003 and 2002
(In thousands, except per share data)



                             Three months ended   Twelve months ended
                                  October 31,          October 31,
                                2003      2002       2003      2002
                             --------- ---------- ---------- ---------

Net sales                     $278,518  $218,414  $1,037,112 $795,018
Cost of sales
 Product costs                 152,273   106,750     537,257  411,517
 Royalties                      22,950    26,880      89,732   80,774
 Software development costs      2,445     2,106      11,003    8,124
                             --------- ---------- ---------- ---------
    Total cost of sales        177,668   135,736     637,992  500,415
                             --------- ---------- ---------- ---------

    Gross profit               100,850    82,678     399,120  294,603

Operating expenses
 Selling and marketing          26,087    19,561     103,015   77,990
 General and administrative     20,382    16,233      88,083   71,544
 Research and development        7,688     3,821      25,107   11,524
 Depreciation and amortization   3,234     4,216      16,923   10,830
                             --------- ---------- ---------- ---------
    Total operating expenses    57,391    43,831     233,128  171,888

    Income from operations      43,459    38,847     165,992  122,715

Interest (income) expenses, net   (552)     (248)     (2,265)     480
Gain on Internet investments         -       (22)        (39)    (181)
Class action settlement costs        -         -           -    1,468
                             --------- ---------- ---------- ---------
    Total non-operating
     (income) expenses            (552)     (270)     (2,304)   1,767

    Income before income taxes  44,011    39,117     168,296  120,948

Provision for income taxes      17,389    16,784      68,324   49,383
                             --------- ---------- ---------- ---------

Net income                     $26,622   $22,333     $99,972  $71,565
                             ========= ========== ========== =========


Per share data:

 Diluted:
    Weighted average common
     shares outstanding         44,887    41,459      43,297   39,570
                             ========= ========== ========== =========

                             --------- ---------- ---------- ---------
    Net income per share -
     Diluted                     $0.59     $0.54       $2.31    $1.81
                             ========= ========== ========== =========



OTHER INFORMATION            Three months ended  Twelve months ended
-----------------                 October 31,          October 31,
                                2003      2002        2003      2002
                             --------- ---------   --------- --------
 Total revenue mix
 -----------------

    Publishing                    54%      72%         65%      72%
    Distribution                  46%      28%         35%      28%

 Geographic revenue mix
 ----------------------

    North America                 72%      84%         72%      80%
    International                 28%      16%         28%      20%

 Publishing platform revenue mix
 -------------------------------

    Sony PlayStation 2            44%      66%         71%      73%
    Sony PlayStation               3%       4%          4%       6%
    Microsoft Xbox                12%       4%          6%       5%
    PC                            39%      23%         17%      14%
    Accessories and other          2%       3%          2%       2%



TAKE-TWO INTERACTIVE SOFTWARE, INC. and SUBSIDIARIES
Consolidated Condensed Balance Sheets
As of October 31, 2003 and 2002
(In thousands, except share data)


ASSETS                                        October 31,  October 31,
                                                 2003          2002
                                              ------------ -----------
Current assets
 Cash and cash equivalents                       $183,477    $108,369
 Accounts receivable, net of provision for
  doubtful accounts, returns and sales
  allowances of $56,910 and $28,317 at
  October 31, 2003 and  2002, respectively        172,443     108,065
 Inventories, net                                 101,748      74,391
 Prepaid royalties                                 11,267      13,723
 Prepaid expenses and other current assets         41,112      19,569
 Deferred tax asset                                 6,071       5,392
                                              ------------ -----------
    Total current assets                          516,118     329,509


Fixed assets, net                                  22,260      15,319
Prepaid royalties                                   8,439      12,203
Capitalized software development costs, net        16,336      10,385
Investments                                             -          97
Goodwill, net                                     101,498      61,529
Intangibles, net                                   44,836      55,293
Deferred tax asset, net                                 -       7,983
Other assets, net                                     527         266

                                              ------------ -----------
Total assets                                     $710,014    $492,584
                                              ============ ===========

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities
 Accounts payable                                $106,172     $79,660
 Accrued expenses and other current liabilities    56,707      50,698
 Income taxes payable                               2,229       1,603
 Current portion of capital lease obligation          103          95
                                              ------------ -----------
    Total current liabilities                     165,211     132,056

Capital lease obligation, net of current
 portion                                               73         201
Deferred tax liability                              8,486       3,885

                                              ------------ -----------
    Total liabilities                             173,770     136,142
                                              ------------ -----------

Stockholders' equity
 Common stock, par value $.01 per share;
  50,000,000 shares authorized; 44,227,215
  and 40,361,739 shares issued and outstanding        442         404
 Additional paid-in capital                       350,852     273,502
 Deferred compensation                             (1,890)       (227)
 Retained earnings                                187,776      87,804
 Accumulated other comprehensive loss                (936)     (5,041)
                                              ------------ -----------
    Total stockholders' equity                    536,244     356,442

                                              ------------ -----------
    Total liabilities and stockholders' equity   $710,014    $492,584
                                              ============ ===========


    CONTACT: Take-Two Interactive Software, Inc.
             Corporate Press/Investor Relations
             Jim Ankner, 646-536-3006
             Fax: 646-536-2926
             james.ankner@take2games.com
             or
             Euro RSCG Middleberg
             Corporate Press Relations:
             Gabrielle Zucker, 212-699-2736
             Fax: 212-699-2599
             gabrielle.zucker@eurorscg.com